Exhibit 99.1

MATTERPORT, INC. ANNOUNCES REDEMPTION OF PUBLIC WARRANTS

SUNNYVALE, Calif. – Matterport, Inc. (“Matterport” or the “Company”) (Nasdaq: MTTR), the leading spatial data company driving the digital transformation of the built world, today announced that the Company will redeem all of its outstanding warrants (the “Public Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), that were issued under the Warrant Agreement entered into between the Company and Continental Stock Transfer & Trust Company (“Continental”) on December 15, 2020, as amended by that certain First Amendment to Warrant Agreement, by and among the Company, Continental and American Stock Transfer & Trust Company (“AST”), dated as of July 22, 2021 (as amended, the “Warrant Agreement”), as part of the units sold in the Company’s initial public offering (the “IPO”) and that remain outstanding at 5:00 p.m. New York City time on January 14, 2022 (the “Redemption Date”) for a redemption price of $0.01 per Public Warrant (the “Redemption Price”). As of December 15, 2021, there were 6,900,000 Public Warrants issued and outstanding. Warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the IPO and that are still held by the initial holders thereof or their permitted transferees are not subject to this redemption.

Under the terms of the Warrant Agreement, Matterport is entitled to redeem all of the outstanding Public Warrants if the last sales price of shares of Common Stock has been at least $18.00 per share on each of twenty trading days within a thirty-day trading period ending on the third business day prior to the date on which notice of a redemption is given. At the direction of the Company, AST has delivered a notice of redemption to each of the registered holders of the outstanding Public Warrants.

The Public Warrants may be exercised by the holders thereof until 5:00 p.m. New York City time on the Redemption Date to purchase fully paid and non-assessable shares of Common Stock underlying such warrants, at the exercise price of $11.50 per share. Any Public Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable, and the holders of those Public Warrants will be entitled to receive only the redemption price of $0.01 per warrant.

“We are pleased to complete another step in the merger transaction with Gores Holdings VI, which is the call for redemption of the publicly held warrants,” said JD Fay, Chief Financial Officer of Matterport. “If all of the Public Warrants are exercised on or prior to the Redemption Date, we will add approximately $79 million to the balance sheet, which is additive to the $640 million of gross proceeds raised in the closing of the merger in July 2021.”

None of the Company, its board of directors or employees has made or is making any representation or recommendation to any holder of the Public Warrants as to whether to exercise or refrain from exercising any Public Warrants.

The shares of Common Stock underlying the Public Warrants have been registered by the Company under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form S-1 with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-258936). The SEC maintains an Internet website that contains a copy of this prospectus. The address of that site is www.sec.gov. Alternatively, a copy of the prospectus is available to the public on, or accessible through, Matterport’s website under the heading “Investor Relations” at www.matterport.com.

Questions concerning redemption and exercise of the Public Warrants can be directed to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219 Attention: Corporation Actions Group, telephone number 877-248-6417, email reorg_warrants@astfinancial.com.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Matterport, Inc.

Matterport, Inc. (Nasdaq: MTTR) is leading the digital transformation of the built world. Our groundbreaking spatial data platform turns buildings into data to make nearly every space more valuable and accessible. Millions of buildings in more than 170 countries have been transformed into immersive Matterport digital twins to improve every part of the building lifecycle from planning, construction, and operations to documentation, appraisal and marketing. Learn more at matterport.com and browse a gallery of digital twins.

©2021 Matterport, Inc. All rights reserved. Matterport is a registered trademark and the Matterport logo is a trademark of Matterport, Inc. All other marks are the property of their respective owners.

Media Contact:

Tim McDowd

Director, Communications

press@matterport.com

Phone: +1 (650) 273-6999

Investor Contact:

Soohwan Kim, CFA

VP, Investor Relations

ir@matterport.com

Forward Looking Statements

This document contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding the benefits of the business combination, the services offered by Matterport, Inc. (“Matterport”) and the markets in which Matterport operates, business strategies, debt levels, industry environment, potential growth opportunities, the effects of regulations and Matterport’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “forecast,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions (including the negative versions of such words or expressions).

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including the amount of proceeds to be received by Matterport from any exercises of the Public Warrants, Matterport’s ability to implement business plans, forecasts, and other expectations in the industry in which Matterport competes, and identify and realize additional opportunities. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in documents filed by Matterport from time to time with the U.S. Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Matterport assumes no obligation and, except as required by law, does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Matterport does not give any assurance that it will achieve its expectations.